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                                                                      EXHIBIT 5

                    [Wildman, Harrold, Allen & Dixon Letterhead]


PC Quote, Inc.
300 South Wacker Drive, Suite 300
Chicago, Illinois  60606

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to PC Quote, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") relating to 1,500,000 shares (the "Shares") of the Company's common stock, par value $.001 per share, which may be issued and sold pursuant to the Company's Amended and Restated PC Quote, Inc. Employees' Combined Incentive and Non-Statutory Stock Option Plan (the "Combined Plan") or the Company's 1995 Employees' Stock Purchase Plan (the "1995 Plan").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Combined Plan; (ii) the 1995 Plan; (iii) the Registration
Statement; (iv) the Certificate of Incorporation, as amended, of the Company;
(v) the By-laws of the Company; and (vi) such other documents as we have deemed necessary and appropriate as a basis for the opinion set forth below.
In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise) of such parties, executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, assuming full payment is made for the Shares, when issued pursuant to the terms of the Combined Plan or the 1995 Plan, the Shares will be validly issued, fully paid and non-assessable.

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     Our opinions expressed above are limited to the laws of the State of
Delaware.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Dated:  May 1, 1998              Very truly yours,

                                   /s/ Wildman, Harrold, Allen & Dixon


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